Exhibit 99.1

Celladon Reports Second Quarter 2014 Financial Results and Recent Highlights

– Conference Call Today at 8:30 a.m. Eastern Time –

SAN DIEGO, CA, August 7, 2014 – Celladon Corporation (NASDAQ: CLDN), a clinical-stage biotechnology company applying its leadership position in the field of gene therapy and calcium dysregulation, today announced financial results for the quarter ended June 30, 2014 and recent highlights.

“We have had very positive recent developments with MYDICAR. Last quarter’s FDA Breakthrough Therapy designation validates MYDICAR’s unique characteristics and clinical data to date and underscores the urgent need for new treatments for heart failure. Furthermore, the LVAD trial and plasma exchange initiative for AAV1 neutralizing antibody positive patients will potentially allow us to broaden the clinical utility of MYDICAR to a wider range of heart failure patients. In addition, we expect the MYDICAR arteriovenous fistula (AVF) maturation failure program and the Stem Cell Factor gene therapy programs to further increase the value of Celladon’s emerging pipeline beyond our initial heart failure focus,” said Krisztina Zsebo, Ph.D., Chief Executive Officer of Celladon.

Second Quarter 2014 and Recent Corporate Highlights

MYDICAR®

•	In April 2014 MYDICAR was granted Breakthrough Therapy designation by the Center for Biologics Evaluation and Research (CBER) division of the U.S. Food and Drug Administration (FDA) for reducing hospitalizations for heart failure in NYHA class III or IV chronic heart failure patients who are AAV1 neutralizing antibody negative, indicating that the FDA concluded that the CUPID 1 study data provided preliminary clinical evidence that MYDICAR may demonstrate substantial improvement over available therapies for advanced heart failure in these patients.

•	In an effort to expand the population of heart failure patients with systolic dysfunction who may be eligible for MYDICAR treatment, in July 2014 we announced plans to conduct a pilot, 24 patient, Phase 1/2 clinical trial of MYDICAR in advanced heart failure patients with systolic dysfunction who have been previously excluded from MYDICAR studies in this indication due to pre-existing levels of neutralizing antibodies against the AAV1 vector. This study will examine whether a plasma exchange procedure can remove AAV1 neutralizing antibodies from the circulation prior to MYDICAR administration and therefore enable these patients to potentially be eligible for MYDICAR treatment. We expect to initiate this study in late 2014, and initial results are expected in 2015.

•	In July 2014 we announced plans to conduct a 100 patient Phase 2a clinical trial with MYDICAR in end-stage renal disease (ESRD) patients undergoing surgery to create an AVF for hemodialysis. AVF maturation failure is a common problem in approximately half of the patients who undergo the procedure. Pending completion of additional preclinical work and approval by the FDA, the trial will evaluate MYDICAR’s effect on improving blood flow in treated vessels and functional use of the fistula for hemodialysis. There are currently no FDA approved products to enhance AVF maturation. Initial results from this clinical trial are expected in 2015.

Other

•	In June 2014 we appointed Paul Cleveland as President and Chief Financial Officer and Elizabeth E. Reed as Vice President and General Counsel. Both were newly created positions.

•	In July 2014 we announced the exclusive, global in-license of gene therapy applications of the membrane-bound form of the Stem Cell Factor gene (mSCF) for treatment of cardiac ischemia. Stem Cell Factor is a critical cytokine which contributes to cell migration, proliferation, and survival of cardiac stem cells.

•	In July 2014 we entered into a credit facility with Hercules Technology Growth Capital, Inc. and its affiliate lenders (Hercules). The credit facility provides for up to $25 million of loans. We borrowed the first tranche of $10 million on August 1, 2014. A second tranche of up to $15 million can be drawn, at our option through May 31, 2015, if data from the pending Phase 2b clinical trial of MYDICAR support the continued development of MYDICAR for its Breakthrough Therapy indication, to either a Phase 3 clinical trial or registration for approval, as reasonably determined by our senior management and board of directors.

Second Quarter 2014 Financial Results

•	Cash Position: Cash, cash equivalents and investments as of June 30, 2014 were $51.2 million (prior to the receipt of the first tranche of $10 million upon closing of the Hercules credit facility).

•	Research and Development Expenses: Research and development expenses were $5.0 million and 4.2 million, respectively, for the second quarter of 2014 and 2013.

•	General and Administrative Expenses: General and administrative expenses were $2.0 million and $0.8 million, respectively, for the second quarter of 2014 and 2013.

•	Other Income, Net: Other income, net was $13 thousand and $63 thousand for the second quarter of 2014 and 2013, respectively.

•	Consolidated Net Loss: Consolidated net loss was $7.0 million and $4.9 million for the second quarter of 2014 and 2013, respectively. The consolidated net loss included stock-based compensation of $0.7 million and $0.2 million for the second quarter of 2014 and 2013, respectively.

Conference Call & Webcast

Management will host an investment community conference call to discuss financial results, provide a business update and answer questions.

Thursday, August 7, 2014 @ 8:30am Eastern Time/5:30am Pacific Time

Domestic:	855-455-6053
International:	484-756-4307
Conference ID:	80188767
Webcast:	www.celladon.com

Replays – Available through August 21, 2014
Domestic:	855-859-2056
International:	404-537-3406
Conference ID:	80188767

About Celladon

Celladon is a clinical-stage biotechnology company applying its leadership position in the field of gene therapy and calcium dysregulation to develop novel therapies for diseases with tremendous unmet medical needs. Our lead programs target SERCA enzymes which are a family of enzymes that play an integral part in the regulation of intra-cellular calcium in all human cells. Calcium dysregulation is implicated in a number of important and complex medical conditions and diseases, such as heart failure, vascular disease, diabetes and neurodegenerative diseases. MYDICAR, the Company’s most advanced product candidate, uses gene therapy to target SERCA2a, which is an enzyme that becomes deficient in patients with heart failure. Celladon has completed enrollment of a 250 patient Phase 2b clinical trial evaluating the efficacy of MYDICAR in reducing the frequency of, or delaying heart failure-related hospitalizations. This randomized, double-blind, placebo-controlled, multinational trial is evaluating a single intracoronary infusion of MYDICAR versus placebo added to a maximal, optimized heart failure regimen in patients with New York Heart Association class III or IV symptoms of chronic heart failure due to systolic dysfunction. The Company has received Breakthrough Therapy designation from the FDA for this MYDICAR program and expects to report results from the Phase 2b clinical trial in April 2015. In addition, Celladon has identified a number of potential first-in-class compounds addressing novel targets in diabetes and neurodegenerative diseases with its small molecule platform of SERCA2b modulators. For more information, please visit www.celladon.com.

Forward-Looking Statements

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, references to the impact of Breakthrough Therapy designation for MYDICAR; the potential for the LVAD trial and plasma exchange initiative to potentially broaden the clinical utility of MYDICAR to a wider range of heart failure patients; Celladon’s expectations for the AVF maturation failure program and the Stem Cell Factor gene therapy program to further increase the value of its emerging pipeline; the occurrence, timing and trial design of future clinical trials; expected timing for receipt of data from ongoing and future clinical trials; and future events under the credit facility with Hercules, including Celladon’s ability to access the second tranche of funds under the facility. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. These forward-looking statements are based upon Celladon’s current expectations and involve assumptions that may never materialize or may prove to be incorrect. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of various risks and uncertainties, which include, without limitation, risks and uncertainties associated with the process of conducting product development activities and clinical trials and obtaining regulatory approval to commercialize product candidates, our reliance on third parties, the need to raise additional funding when needed in order to conduct our business, and the degree of market acceptance of MYDICAR by physicians, patients, third-party payors and others in the medical community. These and other risks and uncertainties are described more fully in Celladon’s filings with the Securities and Exchange Commission, including without limitation its Form 10-Q for the quarter ended June 30, 2014. All forward-looking statements contained in this press release speak only as of the date on which they were made. Celladon undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

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CONTACT:

Fredrik Wiklund

Vice President, Corporate Development and Investor Relations

(858) 432-7215

fwiklund@celladon.net

Condensed Consolidated Statements of Operations

(in thousands)

	Three Months Ended June 30,
	2014	2013
	(unaudited)
Operating expenses:
Research and development	$4,981	$4,217
General and administrative	2,024	775

Total operating expenses	7,005	4,992

Loss from operations	(7,005)	(4,992)
Other income, net	13	63

Consolidated net loss	$(6,992)	$(4,929)

Condensed Consolidated Balance Sheets

(in thousands)

	June 30,	December 31,
	2014	2013
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$13,371	$7,903
Short-term investments	37,801	10,467
Prepaid expenses and other assets	590	180

Total current assets	51,762	18,550
Property and equipment, net	367	308
Other assets	149	2,296

Total assets	$52,278	$21,154

Liabilities, preferred stock and stockholders’ deficit
Current liabilities:
Accounts payable and accrued expenses	$2,145	$2,908
Accrued clinical expenses	1,523	1,478
Accrued interest	—	14
Convertible notes, net of discount	—	1,044
Warrant liability	—	1,116

Total current liabilities	3,668	6,560
Non-current liabilities	46	37
Preferred stock	—	65,548
Stockholders’ equity (deficit)	48,564	(50,991)

Total liabilities, preferred stock and stockholders’ deficit	$52,278	$21,154